EXHIBIT 10.3

                         SOFTLOCK SERVICES, INC.
                          EMPLOYMENT AGREEMENT

     AGREEMENT made effective as of this 2st day of September, 1998 by and between SoftLock Services, Inc., a Delaware corporation, with principal offices at 399 Alexander Street, Rochester, New York (the "Company"), and Keith Loris, residing at 15 Oxbow Road, Concord, Massachusetts (the "Employee").
     In consideration of the promises and mutual covenants herein set forth, the Company and the Employee agree as follows:
                       ARTICLE 1: EMPLOYMENT TERMS
                       ---------------------------
     Section 1.1. Employment and Term. The Company hereby employs the Employee, and the Employee accepts such employment, upon the terms and conditions hereinafter set forth, for the period (the "Employment Term") commencing on and as of September 21, 1998 and terminating as provided in
Section 2.3 hereof.
     Section 1.2. Employment Services. The Employee shall devote his full working time and effort to promote the business and affairs of the Company and its Affiliates (hereinafter, as such term is defined in Section
2.18 hereof) as necessary in order to enable them to achieve their business objectives. The Employee's principal assignment shall be to serve as Chief Executive Officer of the Company. In this capacity, the Employee shall be responsible for and shall also perform other duties and assignments which are consistent with his responsibilities as Chief Executive Officer which may be reasonably assigned to him from time to time by the Board of Directors of the Company. In addition, the Board of Directors of the Company will take the steps as are necessary to elect the Employee to a seat on such Board of Directors to serve during each year of the Employment Term. The Employee agrees that he will serve as a director of the Company. Nothing in this Section 1.2 shall be deemed to prevent the Employee from:
          (a)  investing his assets in a manner not prohibited by Section
               2.6 hereof, and in such form or manner as shall not require any material services on his part in the operations or affairs of the companies or other entities in which such investments are made;
          (b) serving on the board of directors of any other company, subject to the prohibitions set forth in Section 2.6 hereof, provided the Board of Directors of the Company shall have approved such service in writing; or
          (c) engaging in religious, charitable or other community or non-profit activities which do not impair his ability to fulfill his duties and responsibilities under this Agreement.

     Section 1.3.   Employment Compensation.

          (a) Base Salary. For services rendered by the Employee under this Agreement, the Company shall pay the Employee an initial annual salary of $135,000.00 per annum, payable in equal semi-monthly installments (the "Base Salary"). The Base Salary shall be subject to review by the Board of Directors of the Company on or about January 1, 2000, and on or about each January 1 thereafter for so long as this Agreement is in effect.

          (b) Incentive Bonus Compensation. For services rendered by the Employee under this Agreement, the Company, by action of the Board of Directors, shall establish an executive incentive bonus plan in which the Employee shall participate in recognition of the Employee's contribution to the overall performance of the Company ("Bonus"). This bonus will be based upon the accomplishment of specific objectives, to be mutually established by the Board of Directors and the Employee, and will provide the opportunity for additional cash compensation equivalent to twenty-five percent of Employee's base salary. This bonus is not guaranteed in part or in full, and determination of Employee's accomplishments against these objectives will be at the sole discretion of the board of directors. Such Bonus shall be granted within ninety (90) days following the conclusion of each calendar year commencing December 31, 2000, after assessment of the Employee's and Company's performance pursuant to the criteria, terms and conditions of the bonus plan to be established. The amount of any Bonus which the Company may grant to the Employee from time to time shall be in addition to his Base Salary and shall, under no circumstances, be included in the Employee's Base Salary.

          (c) Stock Options. The Employee shall be entitled to participate in the SoftLock Services, Inc. 1996 Stock Option Plan ("Option Plan"). Grants under the Option Plan shall be in amounts determined by the Option Plan administrators or Board of Directors of the Company. The initial amount of stock which has been granted to the Employee under the Option Plan, vesting in equal amounts at the conclusion of each of the subsequent (5) five years, beginning September 21, 1998, is (1,182,870) one million, one-hundred eighty-two thousand, eight hundred and seventy shares. The purchase price of Shares awarded to the Employee under this initial option award shall be at a market value, to be determined no later than December 31, 1998. As an incentive to achieve specific financing objectives, 78,858 shares will become vested for each $1MM of financing secured, up to a maximum of $3MM, (236,574 shares) within the first two years of employment. These do not represent additional shares above the 1,182,870 granted in the option agreement; rather, they represent an opportunity to accelerate vesting of up to twenty percent of those shares.

     Section 1.5 Benefits. The Employee will participate in employee benefit programs provided by the Company and its Subsidiaries, if any.

     Section 1.6 Withholding. The amount of payments to be made by the Company to the Employee are set forth herein prior to the deduction of any taxes or other amounts, and all such payments shall be made by the Company to the Employee under this Agreement net of any tax or other amounts required to be withheld by the Company under applicable law.

     Section 1.7 Vacation. The Employee shall be entitled to vacation and holiday plans under the same terms and considerations as they are available to all Company employees, in accordance with Company policy.
                      ARTICLE 2: GENERAL PROVISIONS
                      -----------------------------

     Section 2.1 Expense Account and Allowance. The Company agrees to reimburse the Employee for all reasonable travel, entertainment and other documented, itemized business expenses incurred by him in connection with the performance of his duties under this Agreement; provided, however, that the amount available for such travel, entertainment, and other business expenses shall be consistent with expense reimbursement policies adopted by the Company as in effect at the time of the incurrence of such expenses by the Employee or as may be fixed in advance by the Company's Board of Directors.

     Section 2.2 Location. The Employee shall perform services under this Agreement at the Company's principal office or at such other location or locations reasonably specified by the Company. The Employee shall also make himself available to make reasonable business trips at the Company's expense, both within and outside the United States of America, for purposes of consulting with customers, agents, representatives and suppliers of the Company and its Affiliates, as well as with other members of the Company's management.

     Section 2.3    Employment Term; Termination.

          (a) The Employment Term shall run indefinitely, unless terminated pursuant to the following provisions of this Section 2.3.

          (b) The Employment Term shall terminate (i) at the death or 30 days after the Permanent Disability (as hereinafter defined) of the Employee, (ii) at the election of the Company, for Cause (as hereinafter defined), or (iii) at the election of either the Company or the Employee upon fifteen (15) days' prior written notice to the other.

          (c) "Permanent Disability", for purposes of this Section 2.3, shall mean any physical or mental incapacitation which materially hinder the Employee from performing the responsibilities of his assigned duties.

          (d) "Cause", for purposes of this Section 2.3, shall mean any of the following, as determined by the majority vote of the Board of Directors of the Company: (i) refusal of the Employee to perform his duties hereunder or other material breach by the Employee of the terms of this Agreement; (ii) any substantial dishonesty by the Employee in connection with the performance of his duties hereunder; or (iii) any conviction of, or plea of guilty by, the Employee with respect to any crime, which conviction or plea is likely in the reasonable judgment of the Board of Directors of the Company to adversely affect the Employee's professional reputation, the reputation of the Company or of any other member of the Group or the ability of the Employee to perform his duties satisfactorily hereunder.

          (e)  The Company's right of termination pursuant to this Section
     2.3 shall be in addition to, and shall not affect, its rights and remedies under any other provisions of this Agreement or under applicable law, and all such rights and remedies shall survive termination of this Agreement and the employment of the Employee hereunder. Nothing herein shall be deemed to constitute a waiver by the Employee of any rights he may have under applicable laws.

     (f) In the event of termination of employment pursuant to the terms of this Section 2.3, the Employee shall have no right to receive any compensation or fees for any period subsequent to the date of such termination; provided that;
                    (i) in the event such termination is due to death or Permanent Disability, the Company shall pay the Employee or his estate, as the case may be, a pro tanto portion of the Bonus, if any, for the year in which such termination occurs; and
                    (ii) in the event that such termination is made by the Company pursuant to Section 2.3(b)(iii) hereof, the Company agrees that during the Severance Period (as such term is defined below) it will continue to pay the Employee his then current Base Salary and will provide to the Employee continuation of benefits provided under the SoftLock employee benefits program.

     (g) "Severance Period", for purposes of this Section 2.3, shall mean the period commencing on the date of such termination and ending: six
     (6) months thereafter, or on the date on which the Employee finds permanent employment if such employment occurs during the Severance Period specified in this paragraph.
          (h)  The obligations of the Employee pursuant to Sections 2.4 and
     2.5 of this Agreement shall survive the termination for any reason of the Employment Term. The obligations of the Employee pursuant to
     Section 2.6 hereof shall survive the termination of this Agreement as provided for in Section 2.6.

     Section 2.4    Confidential Information.

     (a) The Employee hereby agrees to hold and maintain confidential and private all papers, plans, drawings, specifications, methods, processes, techniques, shop practices, formulae, customer lists, personnel and financial data, plans, trade secrets and all proprietary information belonging to the Company or any Affiliate thereof of which the Employee may have knowledge or acquire knowledge whether prior to, during or after the termination of the Employment Term, and to maintain as confidential and secret any new processes, formulations, designs, devices, research data, machines or compositions of matter of the Company or of any of its Affiliates or of any persons granting rights to the Company or any of its Affiliates revealed to the Employee or discovered, originated, made or conceived by the Employee in connection with the furnishing of employment and consulting services to the Company or any of its Affiliates.

     (b) The Employee hereby agrees that he shall not at any time, either during or subsequent to the Employment Term, disclose or divulge to any person, other than to the Company's or any of its Affiliates' officers and other employees as required by the Employee's duties under this Agreement and to third parties when required in the ordinary course of business of the Company, any of the information specified in Section 2.4(a) above or any trade or business secrets or any other confidential information belonging to the

Company or any of its Affiliates of which the Employee may have or acquire knowledge.

     (c) Notwithstanding anything to the contrary set forth above, the confidentiality and nondisclosure provisions contained in this Section 2.4 shall not apply to any information or data, if and when such information or data becomes a matter of public knowledge through no act or omission of the Employee or to any information or data which was already known by the Employee or the other party in question other than as a result of a breach of this Agreement.

     (d) Immediately upon the Company's request or promptly upon termination for any reason or expiration of this Agreement, the Employee shall deliver to the Company all memoranda, notes, records, reports, photographs, drawings, plans, papers or other documents made or compiled by the Employee in the course of his services to the Company or any of its Affiliates or made available to the Employee during the course of his services to the Company or any of its Affiliates which are in the possession of or under the control of the Employee, and any copies or abstracts thereof, whether or not of a secret or confidential nature, and all such memoranda or other documents shall, during and after the termination of the Employment Term, be deemed to be and shall be the property of the Company.

     Section 2.5.   Intellectual Property.

     (a) Any and all inventions, improvements, ideas and innovations, whether or not patentable, which the Employee may invent, discover, originate, make or conceive during his services to the Company or any of its Affiliates, whether prior to or during the Employment Term, either solely or jointly with others, and which in any way relate to or are or may be used in connection with the business of the Company or any of its Affiliates shall be, to the extent of the Employee's interest therein, the sole and exclusive property of the Company or such Affiliate and the Employee's interest therein shall be assigned by the Employee to the Company or such Affiliate, as the case may be, or to the Company's or such Affiliate's nominee(s). The Employee, upon the request and at the expense of the Company, shall and shall use his best efforts to cause any such other person(s) to promptly and fully disclose each and all such discoveries, inventions, improvements, ideas or innovations to the Company, the applicable Affiliate or any nominee(s) thereof. Further, the Employee, upon the request and at the expense of the Company, shall and shall use his best efforts to cause any such other person(s) to, assign to the Company or the applicable Affiliate, without further compensation therefor, all right, title and interest in and to each and all such discoveries, inventions, improvements, ideas or innovations which are reduced to writings, drawings or practice within two (2) years after the termination of the Employment Term.

     (b) The Employee further agrees to execute at any time, upon the request and at the expense of the Company, for the benefit of the Company, any of its Affiliates or any nominee(s) thereof, and all appropriate applications, instruments, assignments and other documents, which the Company shall deem necessary or desirable to protect its (or any of its Affiliate's) entire right, title and interest in and to any of the discoveries, inventions, improvements, ideas and innovations described in Section 2.5(a) hereof.

     (c) The Employee agrees, upon the request and at the expense of the Company or any person to whom the Company or any of its Affiliates may have granted or grants rights, to execute any and all appropriate applications, assignments, instruments and papers, which the Company shall deem necessary for the procurement in the United States of America and foreign countries of patent protection for the discoveries, inventions, improvements, ideas or innovations to be so assigned, including the executing of new, provisional, continuing and reissue applications, to make all rightful oaths, to testify in any proceeding before any governmental authority authorized to grant or administer patent protection or before any court, and generally to do everything lawfully possible to aid the Company, its Affiliates and its and their successors, assigns and nominees to obtain, enjoy and enforce proper patent protection for the discoveries, inventions, improvements, ideas or innovations conceived or made by him during the course of his services to the Company or any of its Affiliates for a period of two (2) years after the termination of the Employment Term.

     Section 2.6. Noncompetition. The Company and the Employee acknowledge that the Company and its Affiliates conduct business throughout the world and the engagement by the Employee in the Designated Industry (as hereinafter defined) anywhere in the United States of America or Canada could cause the Company irreparable harm. For the period commencing on the date hereof and ending two (2) years after the termination of the Employment Term (the "Restricted Period"), the Employee shall not (a) except as an officer and director of the Company and its Affiliates, engage at any place within the United States of America or Canada in any business substantially similar to the business then being conducted by the Company or its Affiliates (the "Designated Industry"), whether directly or indirectly, for his own account or as an employee, partner, officer, director, consultant or holder of more than five percent (5%) of the equity interest in any other person, firm, partnership or corporation, (b) divert to any competitor of the Company or its Affiliates any customer of the Company or its Affiliates, or (c) solicit or encourage any officer, key employee or consultant of the Company or its Affiliates to leave its or their employ for alternative employment in the Designated Industry, or hire or offer for employment to any person to whom the Company or any of its Affiliates has offered employment within the three (3) years preceding the termination of the Employment Term. The Employee will continue to be bound by the terms of this Section 2.6 until their expiration and shall not be entitled to any compensation with respect thereto.

     Section 2.7. Severability. If any provision of this Agreement shall, in whole or in part, prove to be invalid for any reason, such invalidity shall affect only the portion of such provision which shall be invalid, and in all other respects this Agreement shall stand as if such invalid provision, or other invalid portion thereof, had not been a part hereof. Without limiting the generality of the preceding sentence, if any provision of Section 2.6 hereof shall be held to be invalid or unenforceable under any applicable law, as unreasonably restrictive in duration or geographical area or otherwise, it is the intention of the parties hereto that such provision shall be deemed to be immediately amended to provide for such maximum restriction as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction; and the Company and the Employee expressly agree that such provision, as so amended, shall be valid and binding.

     Section 2.8. Equitable Remedies. Each of the parties hereto acknowledges and agrees that upon any breach by the Employee of his obligations under Section 2.4, 2.5 or 2.6 hereof, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

     Section 2.9. Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company, provided that neither this Agreement nor the rights and obligations of the Company under this Agreement may be assigned by the Company other than to an Affiliate of the Company. The Employee may not assign to any other person his rights and/or obligations under this Agreement.

     Section 2.10. Amendment. This Agreement and any term, covenant, condition or other provision hereof may be changed, waived, discharged or terminated solely by an instrument in writing signed by the parties hereto.

     Section 2.11. Waiver of Breach. The waiver by the Company of a breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any other breach by the Employee.

     Section 2.12. Notices. All notices, requests, demands, consents and other communications in connection with this Agreement shall be in writing or by written telecommunication and shall be delivered personally or mailed as follows: by registered or certified mail or by overnight courier, postage prepaid, or sent by written telecommunication as follows:

          (a)  If to the Company:
               SoftLock Services, Inc.
               399 Alexander Street
               Rochester, New York 14607
               Tel: 716-546-1970
               Fax: 716-546-2049

          (b)  If to the Employee:

               Keith Loris
               15 Oxbow Road
               Concord, Massachusetts 01742
               Tel: 978-371-7078

or at such other address as the parties hereto may from time to time designate in writing.

     Section 2.13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

     Section 2.14. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in accordance with the laws of The State of New York by there arbitrators, one of whom shall be appointed by the Company, one of whom shall be appointed by the Employee and the third of which shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association.
Such arbitration shall be conducted in a mutually agreeable location in The State of New York in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this Section 2.14. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. All fees and expenses of the arbitration process shall be borne equally by the parties hereto regardless of the final outcome, unless and to the extent the arbitrators shall determine that under the circumstances the sharing of all or a part of any such fees and expenses would be unjust.
     Section 2.15. Entire Agreement. This Agreement embodies the entire agreement between the Company and the Employee relating to the subject matter hereof, and, except as otherwise expressly provided herein, this Agreement shall not be affected by reference to any other document.

     Section 2.16. Headings, Etc. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

     Section 2.17. Counterparts. This Agreement may be executed in several identical counterparts, each of which when executed by the parties hereto and delivered shall be an original, but all of which together shall constitute a single instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

     Section 2.18.  Additional Defined Terms.
          (a) "Affiliate" means any person, corporation or other business entity which directly or indirectly controls, or is controlled by, or is under common control with another person, corporation or business entity.
          (b) "Subsidiary" means any corporation fifty percent (50%) or more of the capital stock of which having ordinary voting power for the election of directors is owned directly or indirectly by another corporation or business entity.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                   Accepted and Agreed to:


/s/ JONATHAN SCHULL                /s/ KEITH LORIS
    Jonathan Schull                     Keith Loris
SoftLock Services, Inc.